EXHIBIT 99.1

STOCK PURCHASE AND SALE AGREEMENT

     THIS STOCK PURCHASE AND SALE AGREEMENT (this “Agreement”) entered into on, August 15, 2003 between Minorplanet Systems PLC, a United Kingdom public limited company (“MPUK” or “Seller”).), and The Erin Mills Investment Corporation, a Canadian corporation (“Erin Mills”).

RECITALS

     A. WHEREAS, MPUK owns certain shares of common stock, par value $.01 per share (the “Common Stock”) of Minorplanet Systems USA, Inc., a Delaware corporation formerly known as @Track Communications, Inc. (“MPUSA”);

     B. WHEREAS, in connection with, and as a condition to the closing of certain transactions contemplated by, that certain binding letter agreement]by and between MPUSA, MPUK and certain of their subsidiaries dated August 13, 2003 (the “Letter Agreement”), MPUK desires to sell and Erin Mills desires to purchase 20,378,517 shares of Common Stock (the “Shares” or “Securities”);

     C. WHEREAS, contemporaneously with the closing under the Letter Agreement (the “Closing”), MPUK has agreed to sell to Erin Mills, and Erin Mills has agreed to purchase from MPUK the Shares for an aggregate purchase price of U.S.$1.00 (the “Purchase Price”).

AGREEMENT

     In consideration of the premises and the mutual agreements and covenants herein contained, the parties hereby agree as follows:

1. At the Closing, MPUK shall sell to Erin Mills, and Erin Mills shall purchase from MPUK the Shares.

2. The consideration for the purchase and sale of the Shares shall be the Purchase Price. At the Closing the parties will evidence the payment of the Purchase Price by Erin Mills and the receipt of the Purchase Price by MPUK by a cross receipt.

3. MPUK hereby represents and warrants to Erin Mills as follows:

     (a) MPUK has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement, when executed and delivered by MPUK will constitute a valid and legally binding obligation of MPUK, enforceable against it in accordance with its terms.

     (b) MPUK owns the Shares free and clear of any liens, claims, or encumbrances other than those imposed by applicable securities laws.

     (c) MPUK is the sole holder of record and beneficial owner of all 20,378,517 Shares. There are no outstanding warrants, options, rights of refusal or otherwise, agreements, calls or other commitments or similar agreements (in each case, to which MPUK is a party) relating to, providing for or prohibiting the sale, conveyance, transfer, gift, pledge, mortgage or other disposition or encumbrance or the granting or permitting any person, corporation, partnership, limited liability company, trust or other entity to acquire the Shares, or any part thereof, except as provided by this Agreement.

     (d) MPUK has not granted any proxy with respect to the Shares, or entered into any voting agreement or other arrangement with respect to the Shares which restricts in any way MPUK’s voting of the Shares.

4. Erin Mills hereby represents and warrants to MPUK as follows:

     (a) Erin Mills has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement, when executed and delivered by Erin Mills, will constitute a valid and legally binding obligation of Erin Mills, enforceable against it in accordance with its terms.

     (b) Erin Mills understands that the transfer of Securities has not been registered under the Securities Act of 1933, as amended (the “Federal Act” or “Securities Act”) or any state’s securities laws by reason of the availability of the so-called Section 4(1 1/2) hybrid exemption which depends in part upon the representations made by Erin Mills in this Agreement. Erin Mills understands that MPUK is relying upon Erin Mills’ representations and agreements contained in this Agreement (and any supplemental information furnished by Erin Mills, if any) for the purpose of determining whether this transaction meets the requirements for such exemption.

     (c) Erin Mills has such knowledge, skill and experience in business, financial and investment matters so that Erin Mills is capable of evaluating the merits and risks of an investment in the Securities. To the extent that Erin Mills has deemed it appropriate to do so, Erin Mills has retained, and relied upon, appropriate professional advice regarding the tax, legal and financial merits and consequences of the investment in the Securities.

     (d) Erin Mills has made, either alone or together with advisors (if any), such independent investigation of MPUSA, its management, and related matters as Erin Mills deems to be, or such advisors (if any) have advised to be, necessary or advisable in connection with an investment in the Securities; and Erin Mills and Erin Mills’ advisors (if any) have received all information and data which Erin Mills and such advisors (if any) believe to be necessary in order to reach an informed decision as to the advisability of an investment in the Securities.

     (e) Erin Mills is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Federal Act.

     (f) Erin Mills represents that (i) it has adequate means of providing for Erin Mills’ financial needs and possible contingencies and has assets or sources of income which, taken together, are more than sufficient so that Erin Mills could bear the risk of loss of Erin Mills’ entire investment in the Securities, (ii) it has no present or contemplated future need to dispose of all or any portion of the Securities to satisfy any existing or contemplated undertaking, need or indebtedness, and (iii) it is capable of bearing the economic risk of an investment in the Securities for the indefinite future. Erin Mills agrees to furnish any additional information requested by MPUK to assure compliance of this transaction with applicable United Kingdom, Federal and state securities laws in connection with the purchase and sale of the Securities.

     (g) Erin Mills understands that the Securities are “restricted securities” under applicable Federal securities laws and that the Federal Act and the rules of the Securities and Exchange Commission provide in substance that Erin Mills may dispose of the Securities only pursuant to an effective registration statement under the Federal Act or an exemption from such registration, if available. Erin Mills further understands that MPUK has no obligation or intention to cause to be registered on anyone’s behalf or to take action so as to permit sales pursuant to the Federal Act of the Securities. Accordingly, Erin Mills, absent some other arrangement with MPUSA, may dispose of the Securities only in certain transactions which are exempt from registration under the Federal Act, including “private placements,” in which event the transferee will acquire a “restricted security” subject to the same limitations as in the hands of Erin Mills. As a consequence, Erin Mills understands that Erin Mills must bear the economic risks of the investment in the Securities for an indefinite period of time.

     (h) Erin Mills hereby confirms that Erin Mills is acquiring the Securities for investment only and not with a view to or in connection with any resale or distribution of the Securities. Erin Mills hereby affirms that Erin Mills has no present intention of making any sale, assignment, pledge, gift, transfer or other disposition of the Securities or any interest therein, except for sales or transfers to MPUSA as contemplated by the certain Stock Repurchase Option Agreement between Erin Mills and MPUSA, dated the date hereof.

     (i) Erin Mills hereby confirms that its principal domicile is in Barbados.

     (j) Erin Mills has read and fully reviewed the information regarding MPUSA set forth in MPUSA’s public disclosures and its filings made with the Securities and Exchange Commission.

     (k) Erin Mills acknowledges and agrees that the certificate(s) evidencing the Securities bear a Securities Act restrictive legend.

5. Erin Mills, to the best of its knowledge, represents that neither MPUSA, MPUK nor any person acting on their behalf has offered or sold the Securities to Erin Mills by any form of general solicitation, general or public media advertising or mass mailing.The only condition to Erin Mills’ performance of its obligation hereunder shall be that each of the representations and warranties of MPUK made herein shall have been true and correct in all material respects as of the date hereof (except for those which are qualified as to materiality which shall be true in all respects) and shall be true and correct in all material respects (except for those which are qualified as to materiality which shall be true in all respects) on and as of the date of Closing as though made on and as of the date of Closing;

6. The only condition to MPUK’s performance of its obligation hereunder shall be that each of the representations and warranties of Erin Mills made herein shall have been true and correct in all material respects as of the date hereof (except for those which are qualified as to materiality which shall be true in all respects) and shall be true and correct in all material respects (except for those which are qualified as to materiality which shall be true in all respects) on and as of the date of Closing as though made on and as of the date of Closing;

7. This Agreement may not be amended or modified except by an instrument in writing signed by a duly authorized officer of each of MPUSA and Erin Mills. Any agreement on the part of a party hereto to any waiver of any provision of this Agreement shall be valid and effective only if set forth in an instrument in writing signed on behalf of such party against whom enforcement of any waiver or consent is sought by such first party or a duly authorized officer thereof, if applicable. Any such waiver shall not be deemed a continuing waiver.

8. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed an original, and all of which when taken together shall be considered one and the same instrument, and this Agreement shall become effective when such counterparts have been signed by each of the parties hereto and delivered to the other parties. The parties hereto agree that signatures of the parties and their duly authorized officers may be exchanged by facsimile transmission, and that such signatures shall be binding to the same extent, and have the same force and effect, as the exchange of original written signatures. The originals of such signatures shall be sent to the other parties hereto by overnight courier.

9. Each of the parties hereto agrees that, at any time and from time to time after the date hereof, it shall, upon written request from the other party hereto, and without further consideration, perform such other and further acts, and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further instruments, documents and assurances as such other party reasonably may request for the purpose of carrying out this Agreement.

10. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matters hereof and thereof and supersedes any and all prior negotiations, agreements, arrangements and understandings between the parties, written or oral, relating to the matters provided for herein or therein.

11. This Agreement shall be null and void if the Closing does not occur for any reason whatsoever or upon the termination of the Letter Agreement (including but not limited to if the closing under the Letter Agreement has not occurred by February 15, 2004) in accordance with its terms. After Closing, the representations and warranties contained herein shall survive for a period of one (1) year from the date of Closing.

12. This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to its conflicts of law rules).

[Remainder of this Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a document under seal by their duly authorized officers as of the day and year first above written.

MINORPLANET SYSTEMS PLC

Date: August 15, 2003	By:	/s/ Robert Kelly

Robert Kelly
Chief Executive Officer

THE ERIN MILLS INVESTMENT CORPORATION

Date: August 15, 2003	By:	/s/ Gerry Quinn

Name: Gerry Quinn
Title: President